Exhibit 21

Subsidiaries of the Registrant

Parent

First Northwest Bancorp
	Percentage	Jurisdiction or
Subsidiaries (a)	of Ownership	State of Incorporation

First Federal Savings and Loan Association of Port Angeles	100%	Washington

North Olympic Peninsula Services, Inc. (1)	100%	Washington

Craft3 Development, IV, LLC	(2)	Washington

Craft3 Investment IV, LLC	(2)	Washington

(1)	Wholly-owned subsidiary of First Federal Savings and Loan Association of Port Angeles; inactive since 2003.

(2)	Two limited liability companies form in 2008 through partnership with Craft3, Inc., a Washington nonprofit corporation, for the purpose of participating in a new markets tax credit program.